EXHIBIT 10.51

April 6, 2010

Michael R. Tyler
2700 North First Street
San Jose, CA 95134

Dear Mike:

This letter will further amend the addendum dated as of February 28, 2007, as amended (the “Addendum”) to the letter offer of employment to you from Sanmina-SCI, dated as of February 23, 2007. The purpose of this amendment is to make additional changes necessary or desirable under Section 409A of the Internal Revenue Code. Section 4 of the Addendum shall be further amended as follows (new text shown underlined):

“4.     If your employment is terminated by Sanmina-SCI without “cause”, or if you leave the Company for “good reason,” as the term “cause” has been previously defined between you and Sanmina-SCI, and “good reason” is defined in the safe harbor provisions in Treas. Reg. § 1.409A-1(n) (2), as amended, then you will receive twelve months of salary continuation, upon execution by you, of an Agreement and General Release within 30 days of the date of termination. If, as of the date of termination, the Company determines you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder, then, to the extent required by Section 409A and such rules and regulations, such payments shall be delayed until six months following the date of termination of your employment with the Company.”
All other provisions of the Addendum shall remain unchanged.

Very truly yours,

SANMINA-SCI CORPORATION

/s/ Wayne Shortridge
Wayne Shortridge
Chairman, Compensation Committee of the Board

AGREED AND ACKNOWLEDGED:

/s/ Michael R. Tyler
Michael R. Tyler